NEWS RELEASE
FOR RELEASE IMMEDIATELY
Contact: Paul Frenkiel, CFO
(215) 735-4422 ext. 5255

REPUBLIC FIRST BANCORP, INC.
REPORTS FIRST QUARTER EARNINGS

Philadelphia, PA, April 25, 2008 – Republic First Bancorp, Inc. (NASDAQ:FRBK), (the “Company”) the holding company for Republic First Bank (PA), today reported that first quarter 2008 earnings were impacted by an increased loan loss provision and OREO charges which amounted to $4.4 million or $.41 per  share on an after-tax basis.  Without those provisions and charges, earnings would have been $1.6 million or $.15 per diluted share compared to $2.1 million or $.20 per diluted share for the same quarter in 2007.  The referenced loan loss provision and OREO charges reduced net income to a negative $2.8 million or a loss of $.26 per share.

Harry D. Madonna, Chairman and Chief Executive Officer, stated, “As we advised in past press releases and in regulatory filings, the Bank experienced a significant increase in non-performing loans during the second half of 2007.  The non-performing loan numbers were exacerbated by the problems in the general economy and the deterioration of real estate values which represent a substantial portion of the collateral for the non-performing loans.  Management has been working to take control of all collateral securing the non-performing loans.  This process includes working through bankruptcy and foreclosure proceedings, as well as obtaining “deeds in lieu” from borrowers.  We also have been carefully reviewing our entire loan portfolio for potential problems.

The first quarter numbers reflect the Bank’s progress in selling a number of the properties collateralizing non-performing loans, moving collateral into real estate owned, taking appropriate charge offs to reflect present market value of all real estate owned, and making significant additions to our allowance for loan losses, which should mitigate further losses from such loans.  We will continue the process of selling the real estate owned and the assets which collateralize the remaining non-performing loans.

Total shareholders’ equity stood at $77.7 million with a book value per share of $7.48 at March 31, 2008, based on outstanding common shares of approximately 10.4 million.  The Company continues to be well capitalized.

Republic First Bank (PA) is a full-service, state-chartered commercial bank, whose deposits are insured by the Federal Deposit Insurance Corporation (FDIC).  The Bank provides diversified financial products through its eleven offices located in Abington, Ardmore, Bala Cynwyd, Plymouth Meeting, Media and Philadelphia, Pennsylvania and Voorhees, New Jersey.

The Company may from time to time make written or oral “forward-looking statements”, including statements contained in this release and in the Company's filings with the Securities and Exchange Commission.  These forward-looking statements include statements with respect to the Company's beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond the Company's control. The words “may”, “could”, “should”, “would”, “believe”, “anticipate”, “estimate”, “expect”, “intend”, “plan”, and similar expressions are intended to identify forward-looking statements.  All such statements are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

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Attachment #1

Republic First Bancorp, Inc.
Condensed Income Statement
(Dollar amounts in thousands
except per share data)
(unaudited)
	Three Months Ended
	March 31,
	2008	2007

Net Interest Income	$7,222	$7,565
Provision for Loan Losses	5,812	80
Non-interest Income	665	640
Non-interest Expenses	6,448	4,995
Provision for income taxes (benefit)	(1,595)	1,026
Net Income (Loss)	$(2,778)	$2,104

Diluted EPS	$(0.26)	$0.20

Republic First Bancorp, Inc.
Condensed Balance Sheet
(Dollar amounts in thousands)
(unaudited)

Assets	March 31,	December 31,	March 31,
	2008	2007	2007

Federal Funds Sold and Other Interest Bearing Cash	$55,734	$62,229	$27,138
Investment Securities	86,360	90,299	109,518
Commercial and Other Loans	797,501	821,549	832,442
Allowance for Loan Losses	(10,156)	(8,508)	(8,355)
Other Assets	69,724	50,739	46,277

Total Assets	$999,163	$1,016,308	$1,007,020

Liabilities and Shareholders' Equity:
Transaction Accounts	$322,433	$357,920	$457,903
Time Deposit Accounts	427,099	422,935	356,225
FHLB Advances and Trust Preferred Securities	164,008	144,774	102,982
Other Liabilities	7,946	10,212	12,984
Shareholders' Equity	77,677	80,467	76,926
Total Liabilities and Shareholders' Equity	$999,163	$1,016,308	$1,007,020

Attachment #2

Republic First Bancorp, Inc.
March 31, 2008
(unaudited)

	At or For the
	Three Months Ended
	March 31,	March 31,
Financial Data:	2008	2007

Return on average assets	-1.16%	0.88%

Return on average equity	-13.90%	11.26%

Share information:

Book value per share	$7.48	$7.36

Actual shares outstanding at period end, net of
treasury shares (416,303)	10,384,000	10,446,000

Average diluted shares outstanding	10,504,000	10,758,000

Attachment #3

Republic First Bancorp, Inc.
March 31, 2008
(Dollars in thousands)
(unaudited)

Credit Quality Ratios:
	March 31,	December 31,	March 31,
	2008	2007	2007

Non-accrual and loans accruing,
but past due 90 days or more	$3,067	$22,280	$9,089

Restructured loans	-	-	-

Total non-performing loans	3,067	22,280	9,089

Other real estate owned	16,378	3,681	572

Total non-performing assets	$19,445	$25,961	$9,661

	Three Months	Twelve Months	Three Months
	Ended	Ended	Ended
	March 31,	December 31,	March 31,
	2008	2007	2007
Allowance for Loan Losses
Balance at beginning of period	$8,508	$8,058	$8,058
Charge-offs:
Commercial and construction	4,344	1,503	-
Tax refund loans	-	-	-
Consumer	8	3	-
Total charge-offs	4,352	1,506	-
Recoveries:
Commercial and construction	117	81	9
Tax refund loans	69	283	207
Consumer	2	2	1
Total recoveries	188	366	217
Net charge-offs (recoveries)	4,164	1,140	(217)
Provision for loan losses	5,812	1,590	80
Balance at end of period	$10,156	$8,508	$8,355

Non-performing loans as
a percentage of total loans	0.38%	2.71%	1.09%

Nonperforming assets as
a percentage of total assets	1.95%	2.55%	0.96%

Allowance for loan losses
to total loans	1.27%	1.04%	1.00%

Allowance for loan losses
to total non-performing loans	331.14%	38.19%	91.92%

Attachment #4

Republic First Bancorp, Inc.
March 31, 2008
(Dollars in thousands )
(unaudited)
		Quarter-to-Date
		Average Balance Sheet

	Three months ended			Three months ended
	March 31, 2008			March 31, 2007

			Average			Average
Interest-Earning Assets:	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost

Commercial and other loans	$817,702	$13,453	6.62%	$798,716	$15,300	7.77%

Investment securities	87,545	1,252	5.72	109,568	1,542	5.63

Federal funds sold	12,271	96	3.15	19,767	235	4.82

Total interest-earning assets	917,518	14,801	6.49	928,051	17,077	7.46

Other assets	42,977			37,416

Total assets	$960,495	$14,801		$965,467	$17,077

Interest-Bearing Liabilities:

Interest-bearing deposits	$633,604	$6,253	3.97%	$642,386	$7,393	4.67%

Borrowed funds	151,552	1,326	3.52	155,348	2,119	5.53

Interest-bearing liabilities	785,156	7,579	3.88	797,734	9,512	4.84

Non-interest and
interest-bearing funding	868,549	7,579	3.51	875,553	9,512	4.41

Other liabilities:	11,558			14,118

Total liabilities	880,107			889,671

Shareholders' equity	80,388			75,796

Total liabilities &
shareholders' equity	$960,495			$965,467

Net interest income		$7,222			$7,565

Net interest margin			3.17%			3.31%